SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

THIS AGREEMENT is made and entered into this 19th day of November, 2010, by and among Embassy Bank for the Lehigh Valley (hereinafter referred to as the "Bank"), a bank organized and existing under the laws of Pennsylvania, and David M. Lobach, Jr. (hereinafter referred to as the "Employee").

WHEREAS, the Employee has performed his duties in an efficient and capable manner; and

WHEREAS, the Bank is desirous of retaining the services of the Employee; and

WHEREAS, the Board of Directors of the Bank has approved the adoption of a Supplemental Executive Retirement Plan as described in this Agreement (the “Plan”); and

WHEREAS, the Employee has been selected to participate in the Plan; and

WHEREAS, the Bank and the Employee have been parties to a Supplemental Benefit Plan Agreement dated January 5, 2009 (the “Original Agreement”), which provides for a “Normal Retirement Age” of sixty-five (65); and

WHEREAS, the Bank desires to provide Employee with supplemental benefits in addition to those provided in the Original Agreement, on the terms and conditions set forth herein.

NOW, THEREFORE, for value received and in consideration of the mutual covenants contained herein, the parties agree as follows:

1.Normal Retirement Supplemental Pension

a.The Bank hereby agrees with the Employee that the Employee may retire upon attaining age seventy (70), such age hereinafter being called the “Normal Retirement Age.”

b.Upon the Employee’s retirement on or after Normal Retirement Age, the Bank shall pay the Employee a supplemental annual pension equal to $50,000, such amount being referred to herein as the “Normal Retirement Supplemental Pension,” payable in equal monthly installments and continuing for a period of fifteen (15) years.

2.Early Retirement or Termination

a.If the Employee retires or his or her employment with the Bank is otherwise terminated subsequent to attaining age sixty-five (65), but prior to attaining Normal Retirement Age, then the Bank shall pay the Employee a supplemental annual pension in the amount indicated on the following schedule, payable in equal monthly installments and continuing for a period of fifteen (15) years:

Age of Employee on Effective Date of Early Retirement or Termination	% of Normal Retirement Supplemental Pension
65	50%
66	60%
67	70%
68	80%
69	90%
70	100%

3.Death or Disability

a.Upon the death of the Employee while actively employed, the Bank shall pay to the Employee’s designated beneficiary the Normal Retirement Supplemental Pension, payable in equal monthly installments commencing on the first business day of the month following the month in which the Employee dies and continuing for a period of fifteen (15) years.

b.Upon the death of the Employee while receiving any supplemental pension benefits as provided in this Agreement, the Bank shall pay to the Employee’s designated beneficiary the remaining payments which would have otherwise been due the Employee.

c.If the Employee becomes permanently “disabled” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and ceases employment with the Bank as a result of such disability, the Employee will be treated as actively employed, for purposes of this Agreement, while such disability continues.  In such event, the Bank shall pay to the Employee the Normal Retirement Supplemental Pension in equal monthly installments commencing upon the Employee’s attainment of Normal Retirement Age and continuing for a period of fifteen (15) years.

d.If the Employee shall have failed to make an effective designation of beneficiary, or if the individual or individuals so designated shall die prior to receiving all payments required to made to them hereunder and there is no designated alternate beneficiary, then in such event the remaining payments shall be made first to the Employee’s surviving spouse, second the Employee’s surviving children, equally per stirpes if there is no surviving spouse, and finally to the estate of the Employee if there are neither a surviving spouse nor surviving children.

4.Assignment

Except as otherwise provided herein, it is understood that neither the Employee, nor any person designated by him pursuant to this Agreement, shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive payments to be made hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferable.

If such assignment or transfer is attempted, the Bank may disregard it and continue to discharge its obligations hereunder as though such assignment or transfer were not attempted.

5.Independent Arrangement

The benefits payable under this Agreement shall be independent of, and in addition to, any other agreement which may exist from time to time between the parties hereto, or any other compensation payable by the Employee’s employer.  This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provisions hereof restrict the right of the Employee’s employer to discharge the Employee or restrict the right of the Employee to terminate his or her employment.

6.Non-Trust or Fiduciary Obligation

a.The rights of the Employee under this Agreement and of any beneficiary of the Employee or of any other person who may acquire such rights shall be solely those of an unsecured creditor of the Bank.  Any insurance policy on the life of the Employee or any other asset acquired by the Bank in connection with the obligations assumed by it hereunder shall not be deemed to be held under any trust for the benefit of the Employee or his or her beneficiaries or to be security for the performance of the obligations of the Bank, but shall be, and remain, a general, unpledged, unrestricted asset of the Bank.

b.Nothing contained in the Agreement and no action taken pursuant to the provisions of the Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and the Employee or his or her beneficiaries.

7.Change of Control

a.If the Employee’s employment with the Bank is involuntarily terminated within two years after a “Change in Control” (as defined below) of the Employee’s employer, payment hereunder will commence immediately in an amount equal to the amount which would have been payable as though Employee retired from service with the Bank upon attaining Normal Retirement Age.

b.As used herein, the term “Change of Control” shall mean a change in the ownership or effective control applicable to the Bank or Embassy Bancorp, Inc., as described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended.

8.Arbitration

a.Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with Rules of the American Arbitration Association, and judgment upon the award rendered by an arbitrator may be entered in any court having jurisdiction thereof.

b.The parties hereby submit themselves and consent to the jurisdiction of the Courts of the Commonwealth of Pennsylvania and further consent that any process or notice of motion, or other application of the Court, or any Judge thereof, may be served outside the Commonwealth of Pennsylvania by certified mail or by personal service provided that a reasonable time for appearance is allowed.  The arbitrators in any such controversy shall have no authority or power to modify or alter any express condition or provision of this Agreement or to render an award which has the effect of altering or modifying any express condition or provision hereof.

9.Miscellaneous Provisions

a.Notwithstanding anything in this Agreement to the contrary, if Employee is determined to be a “specified employee” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended), payments to such Employee pursuant to this Agreement, other than payments qualifying as short term deferrals or an exempt separation pay arrangement under Section 409A, shall not begin earlier than the first day of the seventh month after the date of termination.   The Corporation agrees to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to this Section 9(a) in accordance with Section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Section 409A.

For purposes of the foregoing, the date upon which a determination is made as to the Specified Employee status of the Employee, the “identification date” (as defined in Section 409A) shall be December 31.

b.This Agreement shall be binding upon and inure to the benefit of any successor of the Bank and any such successor shall be deemed substituted for the Bank under the terms of this Agreement.

c.This instrument contains the entire Agreement of the parties.  It may be amended only by a writing signed by both of the parties hereto.  This Agreement is not intended to terminate, amend, restate or otherwise affect, in any manner whatsoever, the Original Agreement between the parties.

d.This Agreement shall be governed and construed in accordance with the law of the Commonwealth of Pennsylvania.

e.The Corporation intends in good faith that this plan comply with Section 409A of the Internal Revenue Code of 1986, as amended.  To the extent any provision of this Agreement is deemed inconsistent with that section, said provision in hereby expunged and the Agreement shall be deemed amended to comply with said law and the Bank shall take such steps as to amend the Agreement so that it complies in form with Section 409A.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, the Bank by it duly authorized officer, on the day and year first above written.

WITNESS: EMPLOYEE:

_/s/ Lynne M. Neel______________/s/ David M. Lobach, Jr.___________

         David M. Lobach, Jr.

ATTEST:    EMBASSY BANK FOR THE LEHIGH VALLEY

_/s/ Lynne M. Neel____________By: _/s Judith A. Hunsicker__________

       Name: Judith A. Hunsicker

       Title: COO/SEVP